October 17, 2012
Investors May Contact:
Kevin Stitt, Bank of America, 1.980.386.5667
Lee McEntire, Bank of America, 1.980.388.6780
Reporters May Contact:
Jerry Dubrowski, Bank of America, 1.980.388.2840
jerome.f.dubrowski@bankofamerica.com

Bank of America Reports Third-Quarter 2012 Net Income of $340 Million, or $0.00 per Share

Previously Announced Items Negatively Impact Earnings

•	Valuation Adjustments for Improvement in the Company's Credit Spreads, $1.9 Billion Pretax

•	Total Litigation Expense of $1.6 Billion Pretax, Including Merrill Lynch Class Action Settlement

•	Charge Related to Reduction in U.K. Tax Rate of $0.8 Billion

•	Previously Announced Items Totaled ($0.28) per Share

Capital and Liquidity Continue to Strengthen

•	Basel 1 Tier 1 Common Capital Ratio of 11.41 Percent at September 30, 2012

•	Estimated Basel 3 Tier 1 Common Capital Ratio of 8.97 Percent at September 30, 2012, up From 7.95 Percent at June 30, 2012 (Fully Phased-in Assuming U.S. Final Rules and U.S. Basel 3 NPRs)[1]

•	Long-term Debt Down $112 Billion From September 30, 2011, Driven by Maturities and Liability Management Actions; Time-to-required Funding Remains Strong at 35 Months

Core Business Momentum Accelerates

•	Total Average Deposit Balances up $17 Billion, or 6 Percent (Annualized), From Prior Quarter

•	First-lien Mortgage Production Increased 13 Percent From Prior Quarter

•	Global Wealth and Investment Management Had Solid Long-term AUM Flows of $5.7 Billion, up 39 Percent From the Prior Quarter and 27 Percent From the Year-ago Quarter

•	Ending Commercial Loans in Global Banking Segment Including Real Estate Loans Grew 13 Percent (Annualized) From Prior Quarter to $236 Billion

•	Investment Bank Ranked No. 2 in Global Investment Banking Fees; Revenue Up 17 Percent From Prior Quarter and 42 Percent From the Year-ago Quarter

CHARLOTTE — Bank of America Corporation today reported net income of $340 million, or $0.00 per diluted share, for the third quarter of 2012, compared to $6.2 billion, or $0.56 per diluted share, in the third quarter of 2011.

As previously reported, the third quarter of 2012 was negatively impacted by $1.9 billion of debit valuation adjustments (DVA) and fair value option (FVO) adjustments related to the improvement in the company's credit spreads, $1.6 billion for total litigation expense, including a charge for the previously announced settlement of the Merrill Lynch class action litigation, and a charge of $0.8 billion related to the repricing of certain deferred tax assets due to a reduction in the U.K. corporate tax rate. Together, these three items totaled a negative $0.28 per share.

The year-ago quarter included $6.2 billion in positive DVA and FVO adjustments, $0.6 billion in total litigation expense and $0.8 billion related to the repricing of certain deferred tax assets due to a reduction in the U.K. corporate tax rate. Together, these three items totaled a positive $0.27 per share in the third quarter of 2011. In addition, the year-ago quarter included, among other significant items, a $3.6 billion pretax gain on the sale of a portion of the company's investment in China Construction Bank (CCB), partially offset by $2.2 billion of net losses related to equity and strategic investments other than CCB.

Relative to the year-ago quarter, the results for the third quarter of 2012 were driven by improved credit quality across most major portfolios, increased sales and trading revenue (excluding impact of DVA), higher mortgage banking income and increased investment banking income.

"We are doing more business with our customers and clients:  Deposits are up; mortgage originations are up; we surpassed 11 million in mobile customers; small business lending is up 27 percent year over year; loans to our commercial clients rose for the seventh consecutive quarter; and our corporate clients made us the second-ranked global investment banking firm," said Brian Moynihan, chief executive officer. "Our strategy is taking hold even as we work through a challenging economy and continue to clean up legacy issues."

"Our focus on strengthening the balance sheet continued this quarter," said Chief Financial Officer Bruce Thompson. "We ended the quarter with record Tier 1 common capital ratio of 11.41 percent and an estimated Basel 3 Tier 1 common capital ratio of 8.97 percent, up from 7.95 percent as of the second quarter of 20121. With these gains, we have turned our attention to driving core earnings."

Selected Financial Highlights

	Three Months Ended
(Dollars in millions, except per share data)	September 30 2012	June 30 2012	September 30 2011
Net interest income, FTE basis[1]	$10,167	$9,782	$10,739
Noninterest income	10,490	12,420	17,963
Total revenue, net of interest expense, FTE basis[1]	20,657	22,202	28,702
Total revenue, net of interest expense, FTE basis, excluding DVA and FVO[2]	22,529	22,422	22,486
Provision for credit losses	1,774	1,773	3,407
Noninterest expense	17,544	17,048	17,613
Net income	340	2,463	6,232
Diluted earnings (loss) per common share	$0.00	$0.19	$0.56

[1]
Fully taxable-equivalent (FTE) basis is a non-GAAP financial measure. For reconciliation to GAAP financial measures, refer to pages 25-28 of this press release. Net interest income on a GAAP basis was $9.9 billion, $9.5 billion and $10.5 billion for the three months ended September 30, 2012, June 30, 2012 and September 30, 2011. Total revenue, net of interest expense, on a GAAP basis was $20.4 billion, $22.0 billion and $28.5 billion for the three months ended September 30, 2012, June 30, 2012 and September 30, 2011.

[2]
Total revenue, net of interest expense, on an FTE basis excluding DVA and FVO adjustments is a non-GAAP financial measure. DVA gains(losses) were $(583) million, $(158) million and $1.7 billion for the three months ended September 30, 2012, June 30, 2012 and September 30, 2011. Valuation gains (losses) related to FVO were $(1.3) billion, $(62) million and $4.5 billion for the three months ended September 30, 2012, June 30, 2012 and September 30, 2011.

Key Business Highlights

The company made significant progress in the third quarter of 2012 in line with its operating principles, including the following developments:

Be customer-driven

•
Bank of America extended approximately $117 billion in credit in the third quarter of 2012. This included $73.7 billion in commercial non-real estate loans, $20.3 billion in residential first mortgages, $10.6 billion in commercial real estate loans, $4.5 billion in U.S. consumer and small business card, $933 million in home equity products and $6.8 billion in other consumer credit.

•
The $20.3 billion in residential first mortgages funded in the third quarter helped more than 80,000 homeowners either purchase a home or refinance an existing mortgage. This included more than 4,400 first-time homebuyer mortgages originated by retail channels, and more than 25,000 mortgages to low- and moderate-income borrowers. Approximately 17 percent of funded first mortgages were for home purchases and 83 percent were refinances.

•
The company originated approximately $6.2 billion in small business loans and commitments in the first nine months of 2012, up 27 percent from the year-ago period, reflecting its continued focus on supporting small businesses.

•
Total client balances in Global Wealth and Investment Management increased 3 percent from the prior quarter to $2.3 trillion, led primarily by market gains, as well as gains in deposit balances, long-term assets under management (AUM) flows and loan balances.

•
The company continued to deepen relationships with customers. The number of mobile banking customers rose 30 percent from the year-ago quarter to 11.1 million customers, and the number of new U.S. credit card accounts opened year-to-date grew 8 percent from 2011.

•	Merrill Edge brokerage assets increased $13.9 billion from the year-ago quarter to $75.9 billion, driven by market improvement and asset growth from new accounts.

•
The company continued to increase the number of Financial Solutions Advisors, mortgage loan officers and small business bankers during the quarter to approximately 5,800 at the end of the third quarter of 2012, approximately 3,200 of whom were deployed in banking centers.

•	The company continued to support the economy by:

•	Helping clients raise $145 billion in capital in the third quarter of 2012, up from $125 billion in the prior quarter.

•	Providing incremental credit to businesses with ending loans in the Global Banking business rising 2.5 percent from the prior quarter to $272.1 billion.

•	Bank of America Merrill Lynch (BofA Merrill) continued to rank No. 2 globally in net investment banking fees during the first nine months of 2012, as reported by Dealogic.

Continue to build a fortress balance sheet

•
Regulatory capital ratios increased with the Tier 1 common capital ratio under Basel 1 increasing to 11.41 percent in the third quarter of 2012, up 17 bps from the second quarter of 2012 and 276 bps higher than the third quarter of 2011.

•	The Tier 1 common capital ratio under Basel 3 on a fully phased-in basis was estimated at 8.97 percent as of September 30, 2012, up from 7.95 percent at June 30, 2012.[1]

•
The company continued to maintain strong liquidity while significantly reducing long-term debt. Global Excess Liquidity Sources totaled $380 billion at the end of the third quarter of 2012, compared to $378 billion at the end of the prior quarter and $363 billion at September 30, 2011. Long-term debt declined to $287 billion at the end of the third quarter of 2012 from $302 billion at the end of the prior quarter and $399 billion at September 30, 2011.

Manage risk well

•	The provision for credit losses was flat compared to the second quarter of 2012 but down 48 percent from the year-ago quarter, reflecting improved credit quality across most major consumer and commercial portfolios and the impact of underwriting changes implemented over the past several years.

•
Excluding the impact of charge-offs related to the previously disclosed settlement reached in March 2012 with the Department of Justice (DOJ) and 49 state attorneys general regarding mortgage servicing issues (National Mortgage Settlement) and new regulatory guidance for loans discharged in bankruptcies, consumer loan loss rates in the third quarter of 2012 were at their lowest level since the fourth quarter of 2007[3].

•	Commercial loan loss rates were at their lowest level since the third quarter of 2007.

Deliver for our shareholders

•
Tangible book value per share[2] increased to $13.48 at September 30, 2012, compared to $13.22 at both June 30, 2012 and September 30, 2011. Book value per share was $20.40 at September 30, 2012, compared to $20.16 at June 30, 2012 and $20.80 at September 30, 2011.

Manage efficiency well

•
Noninterest expense was relatively flat compared to the year-ago quarter due to an increase in other general operating expenses primarily related to costs associated with the previously announced Merrill Lynch class action settlement and other litigation, and higher mortgage-related and default-related servicing costs. This was partially offset by a decrease in personnel expense as the company continued to streamline processes and achieve cost savings.

•
At September 30, 2012, the company had 272,594 full-time employees, down 2,866 from the end of the prior quarter, and 16,145 fewer than September 30, 2011. Excluding full-time equivalent employee increases in Legacy Assets and Servicing to handle increasing government and private programs for housing, the number of full-time equivalent employees was down nearly 21,000 from the year-ago quarter to 230,900.

Business Segment Results

The company reports results through five business segments: Consumer and Business Banking (CBB), Consumer Real Estate Services (CRES), Global Wealth and Investment Management (GWIM), Global Banking and Global Markets, with the remaining operations recorded in All Other.

Consumer and Business Banking

	Three Months Ended
(Dollars in millions)	September 30 2012	June 30 2012	September 30 2011
Total revenue, net of interest expense, FTE basis	$7,070	$7,326	$8,127
Provision for credit losses	970	1,131	1,132
Noninterest expense	4,061	4,360	4,347
Net income	1,285	1,155	1,664
Return on average equity	9.47%	8.69%	12.60%
Return on average economic capital[1]	21.77	20.29	30.42
Average loans	$133,881	$136,872	$151,492
Average deposits	480,342	476,580	464,256

	At September 30 2012	At June 30 2012	At September 30 2011
Client brokerage assets	$75,852	$72,226	$61,918

[1]	Return on average economic capital is a non-GAAP financial measure. For reconciliation to GAAP financial measures, refer to pages 25-28 of this press release.

Business Highlights

•
Average deposit balances increased 3 percent from the year-ago quarter, driven by growth in liquid products in a low-rate environment. The average rate paid on deposits declined 5 basis points in the third quarter of 2012 from the year-ago quarter due to pricing discipline and a shift in the mix of deposits.

•
In the nine months ended September 30, 2012, the company extended approximately $6.2 billion in small business loans and commitments, reflecting the company's continued focus on supporting small businesses.

•	During the third quarter of 2012, the number of BankAmericard Cash Rewards cards increased by nearly 400,000 to a total of 1.7 million cards since the product launched in the third quarter of 2011.

Financial Overview

Consumer and Business Banking reported net income of $1.3 billion, down $379 million from the year-ago quarter, due to lower revenue partially offset by lower noninterest expense and credit costs.

Revenue decreased by $1.1 billion from the year-ago quarter to $7.1 billion, primarily from the implementation of debit card interchange fee rules in October 2011 as a result of the Durbin Amendment, lower average loan balances, the continued low-rate environment and the negative impact of the company's consumer protection products.

Provision for credit losses decreased $162 million, primarily within the Card Services business, from the year-ago quarter to $970 million due to improvement in delinquencies and bankruptcies. Noninterest expense decreased $286 million to $4.1 billion compared to the third quarter of 2011 as a result of lower FDIC expense and lower operating expenses.

Consumer Real Estate Services

	Three Months Ended
(Dollars in millions)	September 30 2012	June 30 2012	September 30 2011
Total revenue, net of interest expense, FTE basis	$3,096	$2,521	$2,822
Provision for credit losses	264	186	918
Noninterest expense	4,224	3,552	3,826
Net loss	(877)	(766)	(1,121)
Average loans	103,708	106,725	120,079

	At September 30 2012	At June 30 2012	At September 30 2011
Period-end loans	$99,890	$105,304	$119,823

Business Highlights

•
Bank of America funded $21.2 billion in residential home loans and home equity loans during the third quarter of 2012, up 12 percent from the second quarter of 2012, and 18 percent higher than the third quarter of 2011, excluding correspondent originations of $15.9 billion in the year-ago quarter. The company exited the correspondent business in late 2011.

•
The number of 60+ days delinquent first mortgage loans serviced by Legacy Assets and Servicing declined by 126,000 loans, or 12 percent, during the third quarter of 2012 to 936,000 loans from 1.06 million at the end of the second quarter of 2012, and 1.23 million loans at the end of the third quarter of 2011.

Financial Overview

Consumer Real Estate Services reported a net loss of $877 million for the third quarter of 2012, compared to a net loss of $1.1 billion for the same period in 2011. The improvement was due primarily to higher mortgage banking income and lower provision for credit losses, partially offset by higher expenses.

While the Home Loans business was profitable in the quarter, the continued high costs of managing delinquent and defaulted loans in the servicing portfolio combined with the costs associated with managing other legacy mortgage exposures resulted in the overall net loss for CRES for the quarter.

Revenue increased $274 million from the third quarter of 2011 to $3.1 billion in the third quarter of 2012, driven by higher mortgage banking income and other noninterest income, partially offset by lower net interest income. Mortgage banking income increased from the year-ago quarter due to more favorable MSR results, net of hedges, and higher production income.

While loan fundings declined by $12.6 billion compared to the same period in 2011, largely due to the exit from the correspondent channel in late 2011, core production revenue increased by $139 million from the year-ago quarter primarily due to higher margins on a increased volume of direct originations.

Representations and warranties provision was $307 million in the third quarter of 2012, compared to $395 million in the second quarter of 2012 and $278 million in the third quarter of 2011.

The provision for credit losses in the third quarter of 2012 decreased $654 million from the year-ago quarter to $264 million, driven by improved portfolio trends in the non-purchased credit-impaired (PCI) portfolio and reserve reductions in the PCI home equity portfolio partially offset by the impact of new regulatory guidance for loans discharged in bankruptcies.

Noninterest expense increased from the third quarter of 2011 to $4.2 billion, primarily due to higher default-related servicing expenses and litigation expense. This was partially offset by lower production expenses and a reduction in mortgage-related assessments, waivers and other similar costs associated with foreclosure delays.

Global Wealth and Investment Management

	Three Months Ended
(Dollars in millions)	September 30 2012	June 30 2012	September 30 2011
Total revenue, net of interest expense, FTE basis	$4,278	$4,317	$4,238
Provision for credit losses	61	47	162
Noninterest expense	3,355	3,402	3,500
Net income	542	547	362
Return on average equity	11.42%	12.24%	8.06%
Return on average economic capital[1]	26.31	30.25	20.55
Average loans and leases	$106,092	$104,102	$102,786
Average deposits	253,942	251,121	255,882

(Dollars in billions)	At September 30 2012	At June 30 2012	At September 30 2011
Assets under management	$707.8	$682.2	$616.9
Total client balances[2]	2,260.9	2,192.1	2,066.8

[1]	Return on average economic capital is a non-GAAP financial measure. For reconciliation to GAAP financial measures, refer to pages 25-28 of this press release.

[2]	Total client balances are defined as assets under management, assets in custody, client brokerage assets, client deposits and loans (including margin receivables).

Business Highlights

•
Period-end loan balances for Global Wealth and Investment Management grew $5.1 billion, or 5 percent, from the third quarter of 2011 to a record $107.5 billion due to higher securities-based lending and residential mortgage production.

•	Period-end deposit balances grew $4.9 billion, or 2 percent, from the third quarter of 2011 to $256.1 billion.

•	Long-term AUM flows of $5.7 billion, up 27 percent from the third quarter of 2011, marking the 13th consecutive quarter of positive flows.

•	The third quarter of 2012 pretax margin was 20 percent, up from 14 percent in the third quarter of 2011.

Financial Overview

Net income for GWIM rose 50 percent from the third quarter of 2011 to $542 million due to lower expenses and credit costs and higher revenue. Revenue increased 1 percent to $4.3 billion largely as a result of higher net interest income.

Noninterest expense decreased 4 percent from the third quarter of 2011 to $3.4 billion due to lower FDIC expense and lower support and personnel costs. The provision for credit losses decreased $101 million from the third quarter of 2011 to $61 million due to lower delinquencies and improving portfolio trends within the residential mortgage portfolio.

Assets under management rose $90.9 billion from the third quarter of 2011 to $707.8 billion, driven by higher market levels and long-term AUM flows.

Global Banking

	Three Months Ended
(Dollars in millions)	September 30 2012	June 30 2012	September 30 2011
Total revenue, net of interest expense, FTE basis	$4,147	$4,286	$3,951
Provision for credit losses	68	(113)	(182)
Noninterest expense	2,023	2,165	2,217
Net income	1,295	1,407	1,206
Return on average equity	11.15%	12.31%	10.03%
Return on average economic capital[1]	24.14	26.83	20.87
Average loans and leases	$267,390	$267,813	$268,174
Average deposits	252,226	239,161	246,395

[1]	Return on average economic capital is a non-GAAP financial measure. For reconciliation to GAAP financial measures, refer to pages 25-28 of this press release.

Business Highlights

•
Period-end loan balances were $272.1 billion at the end of the third quarter of 2012, compared to $265.4 billion at the end of the second quarter of 2012 and $273.5 billion at the end of the third quarter of 2011.

•
Period-end deposits rose to $260.0 billion at the end of the third quarter of 2012 from $241.5 billion at the end of the second quarter of 2012 and $236.6 billion at the end of the third quarter of 2011.

•
BofA Merrill was ranked No. 2 globally in investment banking fees, for the first nine months of 2012 according to Dealogic. Based on deal volume, BofA Merrill was ranked among the top three banks in high-yield corporate debt, leveraged loans, investment-grade corporate debt, asset-backed securities and syndicated loans for the same period.

•	Nonperforming assets declined by $2.7 billion, or 51 percent, and total reservable criticized loans declined by $10.5 billion, or 46 percent, compared to a year ago.

Financial Overview

Global Banking reported net income of $1.3 billion, up $89 million from the year-ago quarter, as higher revenue and a decline in noninterest expense were partially offset by an increase in provision expense. Revenue of $4.1 billion was up 5 percent from the year-ago quarter, primarily due to gains on the fair value option loan book in the most recent quarter.

In the third quarter of 2012, Global Corporate Banking revenue was $1.4 billion and Global Commercial Banking revenue was $2.0 billion, both relatively unchanged compared to the year-ago quarter. In the third quarter of 2012, Business Lending revenue was $1.9 billion and Treasury Services revenue was $1.5 billion, both also relatively unchanged compared to the third quarter of 2011. Firmwide investment banking fees, excluding self-led deals, increased 42 percent to $1.3 billion in the third quarter of 2012 from $942 million in the year-ago quarter, mainly due to a strong performance in capital markets underwriting activity.

The provision for credit losses was $68 million in the third quarter of 2012, compared to a benefit of $182 million in the prior-year quarter, primarily driven by lower reserve releases as asset quality stabilizes in the portfolio. Noninterest expense was $2.0 billion, down 9 percent from the year-ago quarter, primarily from lower personnel expense and operational costs.

Global Markets

	Three Months Ended
(Dollars in millions)	September 30 2012	June 30 2012	September 30 2011
Total revenue, net of interest expense, FTE basis	$3,106	$3,365	$3,294
Total revenue, net of interest expense, FTE basis, excluding DVA[1]	3,688	3,521	1,585
Provision for credit losses	21	(14)	3
Noninterest expense	2,545	2,712	2,966
Net income (loss)	(359)	461	(553)
Net income (loss), excluding DVA and U.K. tax[1]	789	560	(856)
Return on average equity, excluding DVA and U.K. tax[2]	18.38%	13.14%	n/m
Return on average economic capital, excluding DVA and U.K. tax [2,3]	25.34	18.06	n/m
Total average assets	$584,332	$581,952	$604,333

[1]
Total revenue, net of interest expense, on an FTE basis excluding DVA is a non-GAAP financial measure. DVA gains(losses) were $(582) million, $(156) million and $1.7 billion for the three months ended September 30, 2012, June 30, 2012 and September 30, 2011. U.K. corporate tax rate adjustments were $781 million, $0 and $774 million for the three months ended September 30, 2012, June 30, 2012 and September 30, 2011.

[2]
Return on average equity and return on average economic capital, excluding DVA and U.K. corporate tax rate adjustments are non-GAAP financial measures. Return on average equity was 10.83% for the three months ended June 30, 2012 and not meaningful for the other periods presented. Return on average economic capital was 14.90% for the three months ended June 30, 2012 and not meaningful for the other periods presented.

[3]	Return on average economic capital is a non-GAAP financial measure. For reconciliation to GAAP financial measures, refer to pages 25-28 of this press release.
n/m = not meaningful

Business Highlights

•
Total revenue, excluding the impact of DVA, increased 5 percent in the third quarter of 2012 to $3.7 billion from $3.5 billion in the prior quarter and was more than double the $1.6 billion reported in the third quarter of 2011. Sales and trading revenue, excluding the impact of DVA[4], was $3.2 billion in the third quarter of 2012, compared to $3.3 billion in the second quarter of 2012 and $1.3 billion in the third quarter of 2011.

•
Sales and trading revenue for the core Fixed Income, Currency and Commodities (FICC) business of Credit, Mortgages, and Rates and Currencies grew 4 percent from the prior quarter as market conditions improved.

Financial Overview

Global Markets reported a net loss in the third quarter of 2012 of $359 million, compared to a net loss of $553 million in the year-ago quarter. Excluding DVA losses and the impact of the U.K. tax change, net income was $789 million in the third quarter of 2012, compared to net income of $560 million in the second quarter of 2012 and a net loss of $856 million in the year-ago quarter. The improvement from the third quarter of 2011 was driven by higher sales and trading revenue and an increase in new issuance activity.

Global Markets revenue declined $188 million from the year-ago quarter to $3.1 billion. However, excluding DVA, revenue increased $2.1 billion to $3.7 billion, reflecting solid performance as credit markets improved and volatility declined compared to the difficult market environment in the year-ago period. The current quarter included DVA losses of $582 million, compared to DVA gains of $1.7 billion in the year-ago quarter.

Noninterest expense declined to $2.5 billion from $3.0 billion in the year-ago quarter, primarily driven by a decrease in personnel-related expense and operational costs. Income tax expense for the most recent period included a $0.8 billion charge related to the repricing of certain deferred tax assets due to a reduction in the U.K. corporate tax rate. This compares to a $0.8 billion charge in the year-ago quarter.

Fixed Income, Currency and Commodities sales and trading revenue, excluding DVA5, was $2.5 billion in the third quarter of 2012, an increase of $2.0 billion from the year-ago quarter. Quantitative easing, spread tightening and improved mortgage markets contributed to a solid quarter. Equities sales and trading revenue, excluding DVA, was $712 million, a decline of $41 million from the year-ago quarter as volumes remained at low levels impacting commission revenue.
All Other 1

	Three Months Ended
(Dollars in millions)	September 30 2012	June 30 2012	September 30 2011
Total revenue, net of interest expense, FTE basis	$(1,040)	$387	$6,270
Provision for credit losses	390	536	1,374
Noninterest expense	1,336	857	757
Net income (loss)	(1,546)	(341)	4,674
Total average loans	249,831	257,340	286,753

[1]
All Other consists of two broad groupings, Equity Investments and Other. Equity Investments includes Global Principal Investments, Strategic and other investments. Other includes liquidating businesses, merger and restructuring charges, ALM activities such as the residential mortgage portfolio and investment securities, and activities including economic hedges, gains/losses on structured liabilities, the impact of certain allocation methodologies and accounting hedge ineffectiveness. Other also includes certain residential mortgage and discontinued real estate loans that are managed by Legacy Assets and Servicing within Consumer Real Estate Services.

All Other reported a net loss of $1.5 billion in the third quarter of 2012, compared to net income of $4.7 billion for the same period a year ago, primarily due to $1.3 billion in negative FVO adjustments on structured liabilities related to the improvement in the company's credit spreads, compared to positive FVO adjustments of $4.5 billion in the third quarter of 2011. Equity investment income was $165 million in the third quarter of 2012, compared to $1.4 billion in the year-ago quarter, which included a $3.6 billion gain on the sale of a portion of the company's investment in CCB partially offset by $2.2 billion of net losses related to equity and strategic investments other than CCB. Gains on the sale of debt securities totaled $327 million in the third quarter of 2012, down from $697 million in the same period a year ago.

The decrease in the provision for credit losses was driven primarily by continued improvement in credit quality in the residential mortgage portfolio as well as the sale of the Canadian consumer credit card portfolio in 2011 and improvement in remaining non-U.S. credit card delinquencies. Noninterest expense increased compared to the third quarter of 2011 as a result of higher litigation expense primarily related to the costs associated with the previously announced Merrill Lynch class action settlement and other litigation. Excluding litigation, noninterest expense decreased compared to the third quarter of 2011.

Corporate Overview

Revenue and Expense

	Three Months Ended
(Dollars in millions)	September 30 2012	June 30 2012	September 30 2011
Net interest income, FTE basis[1]	$10,167	$9,782	$10,739
Noninterest income	10,490	12,420	17,963
Total revenue, net of interest expense, FTE basis[1]	20,657	22,202	28,702
Total revenue, net of interest expense, FTE basis, excluding DVA and FVO[2]	22,529	22,422	22,486
Provision for credit losses	1,774	1,773	3,407
Noninterest expense	17,544	17,048	17,613
Net income	340	2,463	6,232

[1]
Fully taxable-equivalent (FTE) basis is a non-GAAP financial measure. For reconciliation to GAAP financial measures, refer to pages 25-28 of this press release. Net interest income on a GAAP basis was $9.9 billion, $9.5 billion and $10.5 billion for the three months ended September 30, 2012, June 30, 2012 and September 30, 2011. Total revenue, net of interest expense on a GAAP basis, was $20.4 billion, $22.0 billion and $28.5 billion for the three months ended September 30, 2012, June 30, 2012 and September 30, 2011 respectively.

[2]
Total revenue, net of interest expense, on an FTE basis excluding DVA and FVO adjustments is a non-GAAP financial measure. DVA gains(losses) were $(583) million, $(158) million and $1.7 billion for the three months ended September 30, 2012, June 30, 2012 and September 30, 2011. Valuation gains (losses) related to FVO were $(1.3) billion, $(62) million and $4.5 billion for the three months ended September 30, 2012, June 30, 2012 and September 30, 2011.

Revenue, net of interest expense, on an FTE basis, fell $8.0 billion, or 28 percent, from the third quarter of 2011, driven largely by negative FVO adjustments and net DVA losses. Excluding the impact of DVA and FVO adjustments, revenue, net of interest expense, on an FTE basis, was $22.5 billion in the third quarter of 2012, $22.4 billion in the second quarter of 2012 and $22.5 billion in the third quarter of 2011.

Net interest income, on an FTE basis decreased 5 percent from the year-ago quarter, as lower consumer loan balances were partially offset by ongoing reductions in long-term debt balances and lower rates paid on deposits. Net interest income for the third quarter of 2012 also included unfavorable market-related impacts of premium amortization of $269 million and hedge ineffectiveness of $55 million down from $319 million and $182 million in the second quarter of 2012. Relative to the second quarter of 2012, net interest income increased 4 percent.

Noninterest income decreased $7.5 billion from the year-ago quarter, driven largely by negative DVA and FVO adjustments and lower equity investment income. FVO adjustments were a negative $1.3 billion in the third quarter of 2012, compared to a positive $4.5 billion in the third quarter of 2011, and net DVA losses were $583 million, compared to net DVA gains of $1.7 billion in the year-ago period. Equity income was down $1.2 billion from the third quarter of 2011 as the year-ago period included net gains related to equity and strategic investments.

Noninterest expense was relatively flat compared to the year-ago quarter, as an increase in other general operating expense primarily related to the costs associated with the previously announced Merrill Lynch class action settlement and other litigation were offset by a decrease in personnel expense as the company continued to streamline processes and achieve cost savings. Litigation expense was $1.6 billion in the third quarter of 2012, compared to $963 million in the second quarter of 2012 and $566 million in the third quarter of 2011.

Income tax expense for the third quarter of 2012 was $770 million, resulting in a 69 percent effective tax rate. This compares to income tax expense of $1.2 billion on $7.4 billion of pretax income resulting in a 16 percent effective tax rate in the year-ago quarter. The three months ended September 30, 2012 included a $0.8 billion charge to income tax expense for the remeasurement of certain U.K. deferred tax assets.

Credit Quality

	Three Months Ended
(Dollars in millions)	September 30 2012	June 30 2012	September 30 2011
Provision for credit losses	$1,774	$1,773	$3,407
Net charge-offs[1]	4,122	3,626	5,086
Net charge-off ratio[1,2]	1.86%	1.64%	2.17%

	At September 30 2012	At June 30 2012	At September 30 2011
Nonperforming loans, leases and foreclosed properties	$24,558	$25,377	$29,059
Nonperforming loans, leases and foreclosed properties ratio[3]	2.77%	2.87%	3.15%
Allowance for loan and lease losses	$26,233	$30,288	$35,082
Allowance for loan and lease losses ratio[4]	2.96%	3.43%	3.81%

[1]	Net charge-offs and net charge-off ratio exclude write-offs of consumer purchased credit-impaired loans of $1.7 billion.

[2]	Net charge-off ratios are calculated as net charge-offs divided by average outstanding loans and leases during the period; quarterly results are annualized.

[3]
Nonperforming loans, leases and foreclosed properties ratios are calculated as nonperforming loans, leases and foreclosed properties divided by outstanding loans, leases and foreclosed properties at the end of the period.

[4]	Allowance for loan and lease losses ratios are calculated as allowance for loan and lease losses divided by loans and leases outstanding at the end of the period.
Note: Ratios do not include loans measured under the fair value option.

Credit quality continued to improve in the third quarter of 2012, with net charge-offs declining across nearly all major portfolios and the provision for credit losses decreasing significantly compared to the third quarter of 2011. Additionally, 30+ days performing delinquent loans, excluding fully-insured loans, declined across all major portfolios, and reservable criticized balances also continued to decline, down 44 percent from the year-ago period.

Net charge-offs of $4.1 billion in the third quarter of 2012 increased $496 million from the second quarter of 2012 and declined $964 million from the third quarter of 2011. Included in the current period results were charge-offs of $435 million related to extinguishment of loans in connection with the National Mortgage Settlement and $478 million due to a change in treatment of loans discharged in bankruptcy, as a result of new regulatory guidance stating that such loans should be written down to collateral value irrespective of borrower payment status. Excluding these items, charge-offs improved from both prior periods, driven by fewer delinquent loans and bankruptcy filings in the Card Services portfolios. In addition, net charge-offs declined in the consumer real estate portfolios, driven by fewer delinquent loans and lower refreshed valuation losses on loans greater than 180 days past due. The improvement from a year ago was also impacted by lower net charge-offs in the core commercial portfolio.

The provision for credit losses was $1.8 billion in both the third and second quarters of 2012 and $3.4 billion in the third quarter of 2011. The provision for credit losses in the third quarter of 2012 was $2.3 billion lower than net charge-offs, resulting in a reduction in the allowance for credit losses. This included the utilization of $435 million of reserves on the loans extinguished as a part of the National Mortgage Settlement and a $166 million benefit in the PCI portfolio due to an improved home price outlook. The remaining reduction in the allowance was driven by the consumer real estate portfolios primarily due to improved home prices and continued portfolio stabilization, as well as improvement in bankruptcies and delinquencies across the Card Services portfolio.

The allowance for loan and lease losses to annualized net charge-off coverage ratio was 1.60 times in the third quarter of 2012, compared with 2.08 times in the second quarter of 2012 and 1.74 times in the third quarter of 2011. The decline in coverage was due to increased current-period charge-offs in connection with the National Mortgage Settlement and the change in the treatment of loans discharged in bankruptcy noted above, as well as a $1.7 billion reduction in the PCI allowance due primarily to the extinguishment of home equity loans in connection with the National Mortgage Settlement that were already fully reserved.

The following shows the allowance to annualized net charge-off coverage ratios for the third quarter of 2012 and the effect of the National Mortgage Settlement and the change in the treatment of loans discharged in bankruptcy as noted above, compared to the second quarter of 2012 and the third quarter of 2011.

Three Months Ended
	September 30 2012	June 30 2012	September 30 2011
Allowance for loan and lease losses/Annualized net charge-offs	1.60x	2.08x	1.74x
Allowance for loan and lease losses/Annualized net charge-offs (excluding National Mortgage Settlement and regulatory guidance)[1]	2.22x	2.08x	1.74x
Allowance for loan and lease losses/Annualized net charge-offs (excluding PCI)[2]	1.17x	1.46x	1.33x
Allowance for loan and lease losses/Annualized net charge-offs (excluding PCI, National Mortgage Settlement and regulatory guidance)[1]	1.55x	1.46x	1.33x

[1]
Allowance for loan and lease losses/Annualized net charge-offs (excluding National Mortgage Settlement and new regulatory guidance) is a non-GAAP financial measure.  Excluding the impact of the National Mortgage Settlement the allowance for loan and lease losses at September 30, 2012 would have increased $2.0 billion including the PCI allowance and $435 million excluding the PCI allowance. Excluding the impact of the new regulatory guidance the allowance for loan and lease losses would have increased $139 million including and excluding the PCI allowance. The impact on net charge-offs for the three months ended September 30, 2012 was an increase of $435 million and $478 million for the National Mortgage Settlement and new regulatory guidance.

[2]
Allowance for loan and lease losses/Annualized net charge-offs (excluding PCI) is a non-GAAP financial measure. Excludes valuation allowance on purchased credit-impaired loans of $7.1 billion, $9.0 billion and $8.2 billion at September 30, 2012, June 30, 2012 and September 30, 2011, respectively.

Nonperforming loans, leases and foreclosed properties were $24.6 billion at September 30, 2012, a decrease from $25.4 billion at June 30, 2012 and $29.1 billion at September 30, 2011. The September 30, 2012 balance included $1.1 billion related to the change in treatment of loans discharged in bankruptcies in accordance with new regulatory guidance, which states that such loans must be classified as nonperforming, irrespective of the delinquency status or payment history.

Capital and Liquidity Management

(Dollars in millions, except per share information)	At September 30 2012	At June 30 2012	At September 30 2011
Total shareholders’ equity	$238,606	$235,975	$230,252
Tier 1 common equity (Basel 1)	136,406	134,082	117,658
Tier 1 common capital ratio (Basel 1)	11.41%	11.24%	8.65%
Tier 1 capital ratio	13.64	13.80	11.48
Common equity ratio	10.15	10.05	9.50
Tangible book value per share[1]	$13.48	$13.22	$13.22
Book value per share	20.40	20.16	20.80

[1]	Tangible book value per share is a non-GAAP financial measure. For reconciliation to GAAP financial measures, refer to pages 25-28 of this press release.

The Tier 1 common capital ratio under Basel 1 increased during the third quarter to 11.41 percent from 11.24 percent at June 30, 2012 and 8.65 percent at September 30, 2011. The Tier 1 capital ratio was 13.64 percent at September 30, 2012. This compares with 13.80 percent at June 30, 2012 and 11.48 percent at September 30, 2011.

As of September 30, 2012, the company's Tier 1 common capital ratio on a Basel 3 fully phased-in basis was estimated at 8.97 percent, up from 7.95 percent at June 30, 20121.
Basel 3 estimates are based on the company's current understanding of both the final U.S. market risk rules and the U.S. Basel 3 NPRs, assuming all regulatory model approvals.

At September 30, 2012, the company's total Global Excess Liquidity Sources were $380 billion, up $2 billion from the second quarter of 2012 and $17 billion from the third quarter of 2011, despite the continued reduction in long-term debt. Long-term debt declined by $15 billion from the prior period and $112 billion from the year-ago period. Time-to-required funding was 35 months at September 30, 2012 compared to 37 months at June 30, 2012 and 27 months at September 30, 2011.

During the third quarter of 2012, a cash dividend of $0.01 per common share was paid and the company recorded $373 million in preferred dividends. Period-end common shares issued and outstanding were 10.78 billion and 10.13 billion for the third quarter of 2012 and 2011, respectively.

------------------------------

[1]
Basel 3 Tier 1 common capital ratio and common capital ratio are non-GAAP financial measures. For reconciliation to GAAP financial measures, refer to page 21 of this press release. Basel 3 estimates reflect the company's current understanding of the U.S. Basel 3 NPRs and assumes all necessary regulatory model approvals.

[2]
Tangible book value per share of common stock is a non-GAAP measure. Other companies may define or calculate this measure differently. For reconciliation to GAAP measures, refer to pages 25-28 of this press release.

[3]	2007 amounts are on a managed basis.

[4]
Sales and trading revenue, excluding the impact of DVA, is a non-GAAP financial measure. DVA gains (losses) were $(582) million, $(156) million and $1.7 billion for the three months ended September 30, 2012, June 30, 2012 and September 30, 2011.

[5]
Fixed Income, Currency and Commodities sales and trading revenue, excluding DVA, is a non-GAAP financial measure. DVA gains(losses) were $(534) million, $(137) million and $1.5 billion for the three months ended September 30, 2012, June 30, 2012 and September 30, 2011.

Note: Chief Executive Officer Brian Moynihan and Chief Financial Officer Bruce Thompson will discuss third-quarter 2012 results in a conference call at 8:30 a.m. ET today. The presentation and supporting materials can be accessed on the Bank of America Investor Relations Web site at http://investor.bankofamerica.com. For a listen-only connection to the conference call, dial 1.877.200.4456 (U.S.) or 1.785.424.1734 (international) and the conference ID: 79795.

Bank of America
Bank of America is one of the world's largest financial institutions, serving individual consumers, small- and middle-market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk management products and services. The company provides unmatched convenience in the United States, serving more than 55 million consumer and small business relationships with approximately 5,500 retail banking offices and approximately 16,300 ATMs and award-winning online banking with 30 million active users. Bank of America is among the world's leading wealth management companies and is a global leader in corporate and investment banking and trading across a broad range of asset classes, serving corporations, governments, institutions and individuals around the world. Bank of America offers industry-leading support to more than 3 million small business owners through a suite of innovative, easy-to-use online products and services. The company serves clients through operations in more than 40 countries. Bank of America Corporation stock (NYSE: BAC) is a component of the Dow Jones Industrial Average and is listed on the New York Stock Exchange.

Bank of America and its management may make certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often use words such as “anticipates,” “targets,” “expects,” “estimates,” “intends,” “plans,” “goals,” “believes” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could.” The forward-looking statements made represent Bank of America's current expectations, plans or forecasts of its future results and revenues, including the goal of continuing to build momentum in online and mobile banking, consumer lending, business banking, wealth management and global banking and markets capabilities; the company's position for long-term growth; the company anticipates that it will be in compliance with any final capital rules by the proposed effective dates; Basel 3 Tier 1 common ratio estimates are expected to evolve over time along with the Basel 3 rules, and changes in businesses and economic conditions will impact these estimates; the company's liability management actions announced in 2012 that are expected to benefit quarterly net interest income by approximately $240 million; the estimates of liability and range of possible loss for various representations and warranties claims; and other similar matters. These statements are not guarantees of future results or performance and involve certain risks, uncertainties and assumptions that are difficult to predict and are often beyond Bank of America's control. Actual outcomes and results may differ materially from those expressed in, or implied by, any of these forward-looking statements.

You should not place undue reliance on any forward-looking statement and should consider all of the following uncertainties and risks, as well as those more fully discussed under Item 1A. “Risk Factors” of Bank of America's 2011 Annual Report on Form 10-K, and in any of Bank of America's subsequent SEC filings; the company's resolution of differences with the government-sponsored enterprises (GSEs) regarding representations and warranties repurchase claims, including with respect to mortgage insurance rescissions and foreclosure delays; the company's ability to resolve representations and warranties claims made by monolines and private-label and other investors, including as a result of any adverse court rulings, and the chance that the company could face related servicing, securities, fraud, indemnity or other claims from one or more of the monolines or private-label and other investors; if future representations and warranties losses occur in excess of the company's recorded liability and estimated range of possible loss for GSE and non-GSE exposures; uncertainties about the financial stability of several countries in the European Union (EU), the increasing risk that those countries may default on their sovereign debt or exit the EU and related stresses on financial markets, the Euro and the EU and the company's direct and indirect exposures to such risks; the uncertainty regarding the timing and final substance of any capital or liquidity standards, including the final Basel 3 requirements and their implementation for U.S. banks through rulemaking by the Federal Reserve, including anticipated requirements to hold higher levels of regulatory capital, liquidity and meet higher regulatory capital ratios as a result of final Basel 3 or other capital or liquidity standards; the negative impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act on the company's businesses and earnings, including as a result of additional regulatory interpretation and rulemaking and the success of the company's actions to mitigate such impacts; the company's satisfaction of its borrower assistance programs under the global settlement agreement with federal agencies and state attorneys general; adverse changes to the company's credit ratings from the major credit rating agencies; estimates of the fair value of certain of the company's assets and liabilities; unexpected claims, damages and fines resulting from pending or future litigation and regulatory proceedings; the company's ability to fully realize the cost savings and other anticipated benefits from Project New BAC, including in accordance with currently anticipated timeframes; and other similar matters.

Forward-looking statements speak only as of the date they are made, and Bank of America undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made.

BofA Global Capital Management Group, LLC (“BofA Global Capital Management”) is an asset management division of Bank of America Corporation. BofA Global Capital Management entities furnish investment management services and products for institutional and individual investors.

Bank of America Merrill Lynch is the marketing name for the global banking and global markets businesses of Bank of America Corporation. Lending, derivatives and other commercial banking activities are performed by banking affiliates of Bank of America Corporation, including Bank of America, N.A., member FDIC. Securities, financial advisory and other investment banking activities are performed by investment banking affiliates of Bank of America Corporation (“Investment Banking Affiliates”), including Merrill Lynch, Pierce, Fenner & Smith Incorporated, which are registered broker-dealers and members of FINRA and SIPC. Investment products offered by Investment Banking Affiliates: Are Not FDIC Insured * May Lose Value * Are Not Bank Guaranteed. Bank of America Corporation's broker-dealers are not banks and are separate legal entities from their bank affiliates. The obligations of the broker-dealers are not obligations of their bank affiliates (unless explicitly stated otherwise), and these bank affiliates are not responsible for securities sold, offered or recommended by the broker-dealers. The foregoing also applies to other non-bank affiliates.

For more Bank of America news, visit the Bank of America newsroom at http://newsroom.bankofamerica.com.

www.bankofamerica.com

Bank of America Corporation and Subsidiaries
Selected Financial Data
(Dollars in millions, except per share data; shares in thousands)

Summary Income Statement	Nine Months Ended September 30		Third Quarter 2012	Second Quarter 2012	Third Quarter 2011
	2012	2011
Net interest income	$30,332	$33,915	$9,938	$9,548	$10,490
Noninterest income	34,342	34,651	10,490	12,420	17,963
Total revenue, net of interest expense	64,674	68,566	20,428	21,968	28,453
Provision for credit losses	5,965	10,476	1,774	1,773	3,407
Goodwill impairment	—	2,603	—	—	—
Merger and restructuring charges	—	537	—	—	176
All other noninterest expense (1)	53,733	57,612	17,544	17,048	17,437
Income (loss) before income taxes	4,976	(2,662)	1,110	3,147	7,433
Income tax expense (benefit)	1,520	(2,117)	770	684	1,201
Net income (loss)	$3,456	$(545)	$340	$2,463	$6,232
Preferred stock dividends	1,063	954	373	365	343
Net income (loss) applicable to common shareholders	$2,393	$(1,499)	$(33)	$2,098	$5,889

Earnings (loss) per common share	$0.22	$(0.15)	$0.00	$0.19	$0.58
Diluted earnings (loss) per common share	0.22	(0.15)	0.00	0.19	0.56

Summary Average Balance Sheet	Nine Months Ended September 30		Third Quarter 2012	Second Quarter 2012	Third Quarter 2011
	2012	2011
Total loans and leases	$900,650	$939,848	$888,859	$899,498	$942,032
Debt securities	336,939	338,512	340,773	342,244	344,327
Total earning assets	1,763,600	1,851,736	1,750,275	1,772,568	1,841,135
Total assets	2,184,974	2,326,232	2,173,312	2,194,563	2,301,454
Total deposits	1,037,610	1,036,905	1,049,697	1,032,888	1,051,320
Common shareholders’ equity	216,073	212,512	217,273	216,782	204,928
Total shareholders’ equity	234,726	229,385	236,039	235,558	222,410

Performance Ratios	Nine Months Ended September 30		Third Quarter 2012	Second Quarter 2012	Third Quarter 2011
	2012	2011
Return on average assets	0.21%	n/m	0.06%	0.45%	1.07%
Return on average tangible shareholders’ equity (2)	2.89	n/m	0.84	6.16	17.03

Credit Quality	Nine Months Ended September 30		Third Quarter 2012	Second Quarter 2012	Third Quarter 2011
	2012	2011
Total net charge-offs	$11,804	$16,779	$4,122	$3,626	$5,086
Net charge-offs as a % of average loans and leases outstanding (3)	1.77%	2.41%	1.86%	1.64%	2.17%
Provision for credit losses	$5,965	$10,476	$1,774	$1,773	$3,407

			September 30 2012	June 30 2012	September 30 2011

Total nonperforming loans, leases and foreclosed properties (4)			$24,558	$25,377	$29,059
Nonperforming loans, leases and foreclosed properties as a % of total loans, leases and foreclosed properties (3)			2.77%	2.87%	3.15%
Allowance for loan and lease losses			$26,233	$30,288	$35,082
Allowance for loan and lease losses as a % of total loans and leases outstanding (3)			2.96%	3.43%	3.81%

For footnotes see page 21.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Selected Financial Data (continued)
(Dollars in millions, except per share data; shares in thousands)

Capital Management			September 30 2012	June 30 2012	September 30 2011

Risk-based capital (5):
Tier 1 common capital (6)			$136,406	$134,082	$117,658
Tier 1 common capital ratio (6)			11.41%	11.24%	8.65%
Tier 1 leverage ratio			7.84	7.84	7.11
Tangible equity ratio (7)			7.85	7.73	7.16
Tangible common equity ratio (7)			6.95	6.83	6.25

Period-end common shares issued and outstanding			10,777,267	10,776,869	10,134,432

Basel 1 to Basel 3 Reconciliation (8)			September 30 2012	June 30 2012

Regulatory capital Basel 1 to Basel 3 (fully phased-in):
Basel 1 Tier 1 capital			$163,063	$164,665
Deduction of preferred stock, non-qualifying preferred stock and minority interest in equity accounts of consolidated subsidiaries			(26,657)	(30,583)
Basel 1 Tier 1 common capital			136,406	134,082
Deduction of defined benefit pension assets			(1,709)	(3,057)
Change in deferred tax asset and other threshold deductions (MSRs and significant investments)			(1,102)	(3,745)
Change in all other deductions, net			1,040	(2,459)
Basel 3 Tier 1 common capital			$134,635	$124,821
Risk-weighted assets Basel 1 to Basel 3 (fully phased-in):
Basel 1			$1,195,720	$1,193,422
Net change in credit and other risk-weighted assets			216,246	298,003
Increase due to market risk amendment			88,881	79,553
Basel 3			$1,500,847	$1,570,978
Tier 1 common capital ratio:
Basel 1			11.41%	11.24%
Basel 3			8.97	7.95

	Nine Months Ended September 30		Third Quarter 2012	Second Quarter 2012	Third Quarter 2011
	2012	2011
Common shares issued	241,329	49,277	398	1,265	1,242
Average common shares issued and outstanding	10,735,461	10,095,859	10,776,173	10,775,695	10,116,284
Average diluted common shares issued and outstanding	10,826,503	10,095,859	10,776,173	11,556,011	10,464,395
Dividends paid per common share	$0.03	$0.03	$0.01	$0.01	$0.01

Summary Period-End Balance Sheet			September 30 2012	June 30 2012	September 30 2011

Total loans and leases			$893,035	$892,315	$932,531
Total debt securities			345,847	335,217	350,725
Total earning assets			1,756,257	1,737,809	1,797,600
Total assets			2,166,162	2,160,854	2,219,628
Total deposits			1,063,307	1,035,225	1,041,353
Total shareholders’ equity			238,606	235,975	230,252
Common shareholders’ equity			219,838	217,213	210,772
Book value per share of common stock			$20.40	$20.16	$20.80
Tangible book value per share of common stock (2)			13.48	13.22	13.22

(1)	Excludes merger and restructuring charges and goodwill impairment charges.

(2)
Return on average tangible shareholders’ equity and tangible book value per share of common stock are non-GAAP financial measures. We believe the use of these non-GAAP financial measures provides additional clarity in assessing the results of the Corporation. Other companies may define or calculate non-GAAP financial measures differently. See Reconciliations to GAAP Financial Measures on pages 25-28.

(3)	Ratios do not include loans accounted for under the fair value option during the period. Charge-off ratios are annualized for the quarterly presentation.

(4)
Balances do not include past due consumer credit card, consumer loans secured by real estate where repayments are insured by the Federal Housing Administration and individually insured long-term stand-by agreements (fully-insured home loans), and in general, other consumer and commercial loans not secured by real estate; purchased credit-impaired loans even though the customer may be contractually past due; nonperforming loans held-for-sale; nonperforming loans accounted for under the fair value option; and nonaccruing troubled debt restructured loans removed from the purchased credit-impaired portfolio prior to January 1, 2010.

(5)	Reflects preliminary data for current period risk-based capital.

(6)	Tier 1 common capital ratio equals Tier 1 capital excluding preferred stock, trust preferred securities, hybrid securities and minority interest divided by risk-weighted assets.

(7)
Tangible equity ratio equals period-end tangible shareholders’ equity divided by period-end tangible assets. Tangible common equity equals period-end tangible common shareholders’ equity divided by period-end tangible assets. Tangible shareholders’ equity and tangible assets are non-GAAP financial measures. We believe the use of these non-GAAP financial measures provides additional clarity in assessing the results of the Corporation. Other companies may define or calculate non-GAAP financial measures differently. See Reconciliations to GAAP Financial Measures on pages 25-28.

(8)	As of September 30, 2012, Basel 3 estimates are based on the final U.S. market risk rules and U.S. Basel 3 NPRs.

Certain prior period amounts have been reclassified to conform to current period presentation.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Quarterly Results by Business Segment
(Dollars in millions)
	Third Quarter 2012
	Consumer & Business Banking	Consumer Real Estate Services	Global Banking	Global Markets	GWIM	All Other
Total revenue, net of interest expense (FTE basis) (1)	$7,070	$3,096	$4,147	$3,106	$4,278	$(1,040)
Provision for credit losses	970	264	68	21	61	390
Noninterest expense	4,061	4,224	2,023	2,545	3,355	1,336
Net income (loss)	1,285	(877)	1,295	(359)	542	(1,546)
Return on average allocated equity	9.47%	n/m	11.15%	n/m	11.42%	n/m
Return on average economic capital (2)	21.77	n/m	24.14	n/m	26.31	n/m
Balance Sheet
Average
Total loans and leases	$133,881	$103,708	$267,390	n/m	$106,092	$249,831
Total deposits	480,342	n/m	252,226	n/m	253,942	26,742
Allocated equity	53,982	13,332	46,223	$17,068	18,871	86,563
Economic capital (2)	23,535	13,332	21,371	12,417	8,271	n/m
Period end
Total loans and leases	$133,308	$99,890	$272,052	n/m	$107,500	$246,255
Total deposits	486,857	n/m	260,030	n/m	256,114	24,960

	Second Quarter 2012
	Consumer & Business Banking	Consumer Real Estate Services	Global Banking	Global Markets	GWIM	All Other
Total revenue, net of interest expense (FTE basis) (1)	$7,326	$2,521	$4,286	$3,365	$4,317	$387
Provision for credit losses	1,131	186	(113)	(14)	47	536
Noninterest expense	4,360	3,552	2,165	2,712	3,402	857
Net income (loss)	1,155	(766)	1,407	461	547	(341)
Return on average allocated equity	8.69%	n/m	12.31%	10.83%	12.24%	n/m
Return on average economic capital (2)	20.29	n/m	26.83	14.90	30.25	n/m
Balance Sheet
Average
Total loans and leases	$136,872	$106,725	$267,813	n/m	$104,102	$257,340
Total deposits	476,580	n/m	239,161	n/m	251,121	31,167
Allocated equity	53,452	14,116	45,958	$17,132	17,974	86,926
Economic capital (2)	22,967	14,116	21,102	12,524	7,353	n/m
Period end
Total loans and leases	$135,523	$105,304	$265,395	n/m	$105,395	$253,503
Total deposits	481,939	n/m	241,529	n/m	249,755	26,972

	Third Quarter 2011
	Consumer & Business Banking	Consumer Real Estate Services	Global Banking	Global Markets	GWIM	All Other
Total revenue, net of interest expense (FTE basis) (1)	$8,127	$2,822	$3,951	$3,294	$4,238	$6,270
Provision for credit losses	1,132	918	(182)	3	162	1,374
Noninterest expense	4,347	3,826	2,217	2,966	3,500	757
Net income (loss)	1,664	(1,121)	1,206	(553)	362	4,674
Return on average allocated equity	12.60%	n/m	10.03%	n/m	8.06%	n/m
Return on average economic capital (2)	30.42	n/m	20.87	n/m	20.55	n/m
Balance Sheet
Average
Total loans and leases	$151,492	$120,079	$268,174	n/m	$102,786	$286,753
Total deposits	464,256	n/m	246,395	n/m	255,882	52,742
Allocated equity	52,381	14,240	47,682	$21,609	17,826	68,672
Economic capital (2)	21,781	14,240	22,958	16,954	7,135	n/m
Period end
Total loans and leases	$149,739	$119,823	$273,547	n/m	$102,362	$274,270
Total deposits	465,774	n/m	236,565	n/m	251,251	52,946

(1)
Fully taxable-equivalent basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes.

(2)
Return on average economic capital is calculated as net income adjusted for cost of funds and earnings credits and certain expenses related to intangibles, divided by average economic capital. Economic capital represents allocated equity less goodwill and a percentage of intangible assets (excluding mortgage servicing rights). Economic capital and return on average economic capital are non-GAAP financial measures. We believe the use of these non-GAAP financial measures provides additional clarity in assessing the results of the segments. Other companies may define or calculate these measures differently. See Reconciliations to GAAP Financial Measures on pages 25-28.

n/m = not meaningful

Certain prior period amounts have been reclassified among the segments to conform to current period presentation.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Year-to-Date Results by Business Segment
(Dollars in millions)
	Nine Months Ended September 30, 2012
	Consumer & Business Banking	Consumer Real Estate Services	Global Banking	Global Markets	GWIM	All Other
Total revenue, net of interest expense (FTE basis) (1)	$21,819	$8,291	$12,882	$10,664	$12,954	$(1,266)
Provision for credit losses	2,978	957	(283)	(13)	154	2,172
Noninterest expense	12,672	11,678	6,364	8,333	10,201	4,485
Net income (loss)	3,893	(2,786)	4,292	900	1,639	(4,482)
Return on average allocated equity	9.73%	n/m	12.47%	6.87%	12.14%	n/m
Return on average economic capital (2)	22.69	n/m	27.18	9.42	29.88	n/m
Balance Sheet
Average
Total loans and leases	$137,431	$107,051	$270,747	n/m	$104,416	$257,067
Total deposits	474,409	n/m	243,028	n/m	252,595	32,518
Allocated equity	53,462	14,077	45,967	$17,504	18,027	85,689
Economic capital (2)	22,977	14,077	21,111	12,868	7,407	n/m
Period end
Total loans and leases	$133,308	$99,890	$272,052	n/m	$107,500	$246,255
Total deposits	486,857	n/m	260,030	n/m	256,114	24,960

	Nine Months Ended September 30, 2011
	Consumer & Business Banking	Consumer Real Estate Services	Global Banking	Global Markets	GWIM	All Other
Total revenue, net of interest expense (FTE basis) (1)	$25,274	$(6,430)	$13,311	$12,980	$13,229	$10,916
Provision for credit losses	2,193	3,523	(862)	(38)	280	5,380
Noninterest expense	13,291	17,222	6,748	9,343	10,702	3,446
Net income (loss)	6,204	(18,023)	4,709	1,753	1,424	3,388
Return on average allocated equity	15.69%	n/m	13.17%	9.92%	10.72%	n/m
Return on average economic capital (2)	37.42	n/m	27.06	12.39	27.40	n/m
Balance Sheet
Average
Total loans and leases	$155,829	$120,772	$261,766	n/m	$101,953	$287,625
Total deposits	462,851	n/m	236,151	n/m	256,667	50,201
Allocated equity	52,875	16,688	47,820	$23,636	17,772	70,594
Economic capital (2)	22,225	14,884	23,291	19,020	7,064	n/m
Period end
Total loans and leases	$149,739	$119,823	$273,547	n/m	$102,362	$274,270
Total deposits	465,774	n/m	236,565	n/m	251,251	52,946

(1)
Fully taxable-equivalent basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes.

(2)
Return on average economic capital is calculated as net income adjusted for cost of funds and earnings credits and certain expenses related to intangibles, divided by average economic capital. Economic capital represents allocated equity less goodwill and a percentage of intangible assets (excluding mortgage servicing rights). Economic capital and return on average economic capital are non-GAAP financial measures. We believe the use of these non-GAAP financial measures provides additional clarity in assessing the results of the segments. Other companies may define or calculate these measures differently. See Reconciliations to GAAP Financial Measures on pages 25-28.

n/m = not meaningful

Certain prior period amounts have been reclassified among the segments to conform to current period presentation.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Supplemental Financial Data
(Dollars in millions)

Fully taxable-equivalent (FTE) basis data (1)	Nine Months Ended September 30		Third Quarter 2012	Second Quarter 2012	Third Quarter 2011
	2012	2011
Net interest income	$31,002	$34,629	$10,167	$9,782	$10,739
Total revenue, net of interest expense	65,344	69,280	20,657	22,202	28,702
Net interest yield (2)	2.35%	2.50%	2.32%	2.21%	2.32%
Efficiency ratio	82.23	87.69	84.93	76.79	61.37

Other Data			September 30 2012	June 30 2012	September 30 2011
Number of banking centers - U.S.			5,540	5,594	5,715
Number of branded ATMs - U.S.			16,253	16,220	17,752
Ending full-time equivalent employees			272,594	275,460	288,739

(1)
FTE basis is a non-GAAP financial measure. FTE basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes. See Reconciliations to GAAP Financial Measures on pages 25-28.

(2)
Calculation includes fees earned on primarily overnight deposits placed with the Federal Reserve and certain Foreign Central Banks of $147 million and $150 million for the nine months ended September 30, 2012 and 2011; $48 million and $52 million for the third and second quarters of 2012, and $38 million for the third quarter of 2011, respectively.

Certain prior period amounts have been reclassified to conform to current period presentation.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Reconciliations to GAAP Financial Measures
(Dollars in millions)

The Corporation evaluates its business based on a fully taxable-equivalent basis, a non-GAAP financial measure. The Corporation believes managing the business with net interest income on a fully taxable-equivalent basis provides a more accurate picture of the interest margin for comparative purposes. Total revenue, net of interest expense, includes net interest income on a fully taxable-equivalent basis and noninterest income. The Corporation views related ratios and analyses (i.e., efficiency ratios and net interest yield) on a fully taxable-equivalent basis. To derive the fully taxable-equivalent basis, net interest income is adjusted to reflect tax exempt income on an equivalent before-tax basis with a corresponding increase in income tax expense. This measure ensures comparability of net interest income arising from taxable and tax-exempt sources. The efficiency ratio measures the costs expended to generate a dollar of revenue, and net interest yield evaluates the basis points the Corporation earns over the cost of funds.

The Corporation also evaluates its business based on the following ratios that utilize tangible equity, a non-GAAP financial measure. Return on average tangible common shareholders’ equity measures the Corporation’s earnings contribution as a percentage of average common shareholders’ equity less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. Return on average tangible shareholders’ equity measures the Corporation’s earnings contribution as a percentage of average shareholders’ equity less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. The tangible common equity ratio represents ending common shareholders’ equity less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities divided by total assets less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. The tangible equity ratio represents total ending shareholders’ equity less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities divided by total assets less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. Tangible book value per common share represents ending common shareholders’ equity less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities divided by ending common shares outstanding. These measures are used to evaluate the Corporation’s use of equity (i.e., capital). In addition, profitability, relationship and investment models all use return on average tangible shareholders’ equity as key measures to support our overall growth goals.
In addition, the Corporation evaluates its business segment results based on return on average economic capital, a non-GAAP financial measure. Return on average economic capital for the segments is calculated as net income adjusted for cost of funds and earnings credits and certain expenses related to intangibles, divided by average economic capital. Economic capital represents average allocated equity less goodwill and a percentage of intangible assets (excluding mortgage servicing rights). It also believes the use of this non-GAAP financial measure provides additional clarity in assessing the segments.
In certain presentations, earnings and diluted earnings per common share, the efficiency ratio, return on average assets, return on common shareholders’ equity, return on average tangible common shareholders’ equity and return on average tangible shareholders’ equity are calculated excluding the impact of a goodwill impairment charge of $2.6 billion recorded in the second quarter of 2011. Accordingly, these are non-GAAP financial measures.
See the tables below and on pages 26-28 for reconciliations of these non-GAAP financial measures with financial measures defined by GAAP for the three months ended September 30, 2012, June 30, 2012 and September 30, 2011 and the nine months ended September 30, 2012 and 2011. The Corporation believes the use of these non-GAAP financial measures provides additional clarity in assessing the results of the Corporation. Other companies may define or calculate supplemental financial data differently.

	Nine Months Ended September 30		Third Quarter 2012	Second Quarter 2012	Third Quarter 2011
	2012	2011
Reconciliation of net interest income to net interest income on a fully taxable-equivalent basis

Net interest income	$30,332	$33,915	$9,938	$9,548	$10,490
Fully taxable-equivalent adjustment	670	714	229	234	249
Net interest income on a fully taxable-equivalent basis	$31,002	$34,629	$10,167	$9,782	$10,739

Reconciliation of total revenue, net of interest expense to total revenue, net of interest expense on a fully taxable-equivalent basis

Total revenue, net of interest expense	$64,674	$68,566	$20,428	$21,968	$28,453
Fully taxable-equivalent adjustment	670	714	229	234	249
Total revenue, net of interest expense on a fully taxable-equivalent basis	$65,344	$69,280	$20,657	$22,202	$28,702

Reconciliation of total noninterest expense to total noninterest expense, excluding goodwill impairment charge

Total noninterest expense	$53,733	$60,752	$17,544	$17,048	$17,613
Goodwill impairment charge	—	(2,603)	—	—	—
Total noninterest expense, excluding goodwill impairment charge	$53,733	$58,149	$17,544	$17,048	$17,613

Reconciliation of income tax expense (benefit) to income tax expense (benefit) on a fully taxable-equivalent basis

Income tax expense (benefit)	$1,520	$(2,117)	$770	$684	$1,201
Fully taxable-equivalent adjustment	670	714	229	234	249
Income tax expense (benefit) on a fully taxable-equivalent basis	$2,190	$(1,403)	$999	$918	$1,450

Reconciliation of net income (loss) to net income, excluding goodwill impairment charge

Net income (loss)	$3,456	$(545)	$340	$2,463	$6,232
Goodwill impairment charge	—	2,603	—	—	—
Net income, excluding goodwill impairment charge	$3,456	$2,058	$340	$2,463	$6,232

Reconciliation of net income (loss) applicable to common shareholders to net income (loss) applicable to common shareholders, excluding goodwill impairment charge

Net income (loss) applicable to common shareholders	$2,393	$(1,499)	$(33)	$2,098	$5,889
Goodwill impairment charge	—	2,603	—	—	—
Net income (loss) applicable to common shareholders, excluding goodwill impairment charge	$2,393	$1,104	$(33)	$2,098	$5,889

Certain prior period amounts have been reclassified to conform to current period presentation.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Reconciliations to GAAP Financial Measures (continued)
(Dollars in millions)
	Nine Months Ended September 30		Third Quarter 2012	Second Quarter 2012	Third Quarter 2011
	2012	2011
Reconciliation of average common shareholders’ equity to average tangible common shareholders’ equity

Common shareholders’ equity	$216,073	$212,512	$217,273	$216,782	$204,928
Goodwill	(69,973)	(72,903)	(69,976)	(69,976)	(71,070)
Intangible assets (excluding mortgage servicing rights)	(7,531)	(9,386)	(7,194)	(7,533)	(9,005)
Related deferred tax liabilities	2,627	2,939	2,556	2,626	2,852
Tangible common shareholders’ equity	$141,196	$133,162	$142,659	$141,899	$127,705

Reconciliation of average shareholders’ equity to average tangible shareholders’ equity

Shareholders’ equity	$234,726	$229,385	$236,039	$235,558	$222,410
Goodwill	(69,973)	(72,903)	(69,976)	(69,976)	(71,070)
Intangible assets (excluding mortgage servicing rights)	(7,531)	(9,386)	(7,194)	(7,533)	(9,005)
Related deferred tax liabilities	2,627	2,939	2,556	2,626	2,852
Tangible shareholders’ equity	$159,849	$150,035	$161,425	$160,675	$145,187

Reconciliation of period-end common shareholders’ equity to period-end tangible common shareholders’ equity

Common shareholders’ equity	$219,838	$210,772	$219,838	$217,213	$210,772
Goodwill	(69,976)	(70,832)	(69,976)	(69,976)	(70,832)
Intangible assets (excluding mortgage servicing rights)	(7,030)	(8,764)	(7,030)	(7,335)	(8,764)
Related deferred tax liabilities	2,494	2,777	2,494	2,559	2,777
Tangible common shareholders’ equity	$145,326	$133,953	$145,326	$142,461	$133,953

Reconciliation of period-end shareholders’ equity to period-end tangible shareholders’ equity

Shareholders’ equity	$238,606	$230,252	$238,606	$235,975	$230,252
Goodwill	(69,976)	(70,832)	(69,976)	(69,976)	(70,832)
Intangible assets (excluding mortgage servicing rights)	(7,030)	(8,764)	(7,030)	(7,335)	(8,764)
Related deferred tax liabilities	2,494	2,777	2,494	2,559	2,777
Tangible shareholders’ equity	$164,094	$153,433	$164,094	$161,223	$153,433

Reconciliation of period-end assets to period-end tangible assets

Assets	$2,166,162	$2,219,628	$2,166,162	$2,160,854	$2,219,628
Goodwill	(69,976)	(70,832)	(69,976)	(69,976)	(70,832)
Intangible assets (excluding mortgage servicing rights)	(7,030)	(8,764)	(7,030)	(7,335)	(8,764)
Related deferred tax liabilities	2,494	2,777	2,494	2,559	2,777
Tangible assets	$2,091,650	$2,142,809	$2,091,650	$2,086,102	$2,142,809

Book value per share of common stock

Common shareholders’ equity	$219,838	$210,772	$219,838	$217,213	$210,772
Ending common shares issued and outstanding	10,777,267	10,134,432	10,777,267	10,776,869	10,134,432
Book value per share of common stock	$20.40	$20.80	$20.40	$20.16	$20.80

Tangible book value per share of common stock

Tangible common shareholders’ equity	$145,326	$133,953	$145,326	$142,461	$133,953
Ending common shares issued and outstanding	10,777,267	10,134,432	10,777,267	10,776,869	10,134,432
Tangible book value per share of common stock	$13.48	$13.22	$13.48	$13.22	$13.22

Certain prior period amounts have been reclassified to conform to current period presentation.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Reconciliations to GAAP Financial Measures (continued)
(Dollars in millions)
	Nine Months Ended September 30		Third Quarter 2012	Second Quarter 2012	Third Quarter 2011
	2012	2011
Reconciliation of return on average economic capital

Consumer & Business Banking

Reported net income	$3,893	$6,204	$1,285	$1,155	$1,664
Adjustment related to intangibles (1)	10	15	3	4	6
Adjusted net income	$3,903	$6,219	$1,288	$1,159	$1,670

Average allocated equity	$53,462	$52,875	$53,982	$53,452	$52,381
Adjustment related to goodwill and a percentage of intangibles	(30,485)	(30,650)	(30,447)	(30,485)	(30,600)
Average economic capital	$22,977	$22,225	$23,535	$22,967	$21,781

Consumer Real Estate Services

Reported net loss	$(2,786)	$(18,023)	$(877)	$(766)	$(1,121)
Adjustment related to intangibles (1)	—	—	—	—	—
Goodwill impairment charge	—	2,603	—	—	—
Adjusted net loss	$(2,786)	$(15,420)	$(877)	$(766)	$(1,121)

Average allocated equity	$14,077	$16,688	$13,332	$14,116	$14,240
Adjustment related to goodwill and a percentage of intangibles (excluding mortgage servicing rights)	—	(1,804)	—	—	—
Average economic capital	$14,077	$14,884	$13,332	$14,116	$14,240

Global Banking

Reported net income	$4,292	$4,709	$1,295	$1,407	$1,206
Adjustment related to intangibles (1)	3	5	1	1	2
Adjusted net income	$4,295	$4,714	$1,296	$1,408	$1,208

Average allocated equity	$45,967	$47,820	$46,223	$45,958	$47,682
Adjustment related to goodwill and a percentage of intangibles	(24,856)	(24,529)	(24,852)	(24,856)	(24,724)
Average economic capital	$21,111	$23,291	$21,371	$21,102	$22,958

Global Markets

Reported net income (loss)	$900	$1,753	$(359)	$461	$(553)
Adjustment related to intangibles (1)	7	9	2	3	3
Adjusted net income (loss)	$907	$1,762	$(357)	$464	$(550)

Average allocated equity	$17,504	$23,636	$17,068	$17,132	$21,609
Adjustment related to goodwill and a percentage of intangibles	(4,636)	(4,616)	(4,651)	(4,608)	(4,655)
Average economic capital	$12,868	$19,020	$12,417	$12,524	$16,954

Global Wealth & Investment Management

Reported net income	$1,639	$1,424	$542	$547	$362
Adjustment related to intangibles (1)	18	23	6	6	7
Adjusted net income	$1,657	$1,447	$548	$553	$369

Average allocated equity	$18,027	$17,772	$18,871	$17,974	$17,826
Adjustment related to goodwill and a percentage of intangibles	(10,620)	(10,708)	(10,600)	(10,621)	(10,691)
Average economic capital	$7,407	$7,064	$8,271	$7,353	$7,135

For footnote see page 28.

Certain prior period amounts have been reclassified to conform to current period presentation.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Reconciliations to GAAP Financial Measures (continued)
(Dollars in millions)
	Nine Months Ended September 30		Third Quarter 2012	Second Quarter 2012	Third Quarter 2011
	2012	2011
Consumer & Business Banking

Deposits

Reported net income	$702	$1,063	$207	$187	$280
Adjustment related to intangibles (1)	1	2	—	1	1
Adjusted net income	$703	$1,065	$207	$188	$281

Average allocated equity	$24,078	$23,692	$25,047	$23,982	$23,819
Adjustment related to goodwill and a percentage of intangibles	(17,926)	(17,952)	(17,920)	(17,926)	(17,947)
Average economic capital	$6,152	$5,740	$7,127	$6,056	$5,872

Card Services

Reported net income	$2,962	$4,783	$994	$929	$1,267
Adjustment related to intangibles (1)	9	13	3	3	5
Adjusted net income	$2,971	$4,796	$997	$932	$1,272

Average allocated equity	$20,553	$21,302	$20,463	$20,525	$20,755
Adjustment related to goodwill and a percentage of intangibles	(10,461)	(10,603)	(10,429)	(10,460)	(10,561)
Average economic capital	$10,092	$10,699	$10,034	$10,065	$10,194

Business Banking

Reported net income	$229	$358	$84	$39	$117
Adjustment related to intangibles (1)	—	—	—	—	—
Adjusted net income	$229	$358	$84	$39	$117

Average allocated equity	$8,831	$7,881	$8,472	$8,945	$7,807
Adjustment related to goodwill and a percentage of intangibles	(2,098)	(2,095)	(2,098)	(2,099)	(2,092)
Average economic capital	$6,733	$5,786	$6,374	$6,846	$5,715

(1)	Represents cost of funds, earnings credits and certain expenses related to intangibles.

Certain prior period amounts have been reclassified to conform to current period presentation.

This information is preliminary and based on company data available at the time of the presentation.